SCHEDULE 13G

EXHIBIT B

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned persons hereby agree that reports on Schedule 13G, and amendments thereto, with respect to the Class A Common Shares of StoneCo Ltd. may be filed in a single statement on behalf of each of such persons.

Dated: November 14, 2025

VCK Investment Fund Limited (SAC)	VCK Investment Fund Limited (SAC)
/s/ Sheldon Cartwright	/s/ Anja Davis
By: Sheldon Cartwright	By: Anja Davis
Title: Director of Bluebay Directors Ltd.	Title: Director of Blue Medallion Investments Ltd.

VCK Investment Fund Limited (SAC A)	VCK Investment Fund Limited (SAC A)
/s/ Sheldon Cartwright	/s/ Anja Davis
By: Sheldon Cartwright	By: Anja Davis
Title: Director of Blue Medallion Investments Ltd.	Title: Director of Bluebay Directors Ltd.

ACP Investments Ltd.
/s/ André Street de Aguiar	/s/ André Street de Aguiar
By: André Street de Aguiar	By: André Street de Aguiar
Title: Director